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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                            -----------------------

                                   FORM 8-K

                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported):  October 29, 2001

                                  CMGI, Inc.
             -----------------------------------------------------
            (Exact name of registrant as specified in its charter)

            Delaware                000-23262           04-2921333
  -------------------------        -----------       -------------------
    (State or other juris-         (Commission       (IRS Employer
  diction of incorporation)        File Number)      Identification No.)

  100 Brickstone Square, Andover, MA                      01810
  --------------------------------------                ----------
(Address of principal executive offices)                (Zip Code)

Registrant's telephone number, including area code:  (978) 684-3600

                                      N/A
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)

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Item 5.  Other Events.
         -------------

     On October 29, 2001, CMGI, Inc. (the "Company") entered into an agreement with Compaq Computer Corporation ("Compaq") and Compaq Financial Services Corporation ("CFS"). Compaq agreed to deem its $220.0 million in face amount of notes payable, plus the accrued interest thereon, issued by the Company paid in full in exchange for $75.0 million in cash, approximately $7.0 million in shares of the Company's common stock, and the Company's 49% ownership interest in its affiliate B2E Solutions, LLC. The number of shares of the Company's common stock to be issued to Compaq will be determined based on the average closing price of the Company's common stock during the eleven trading day period beginning five trading days prior to October 29, 2001.

     Additionally as part of this agreement, NaviSite, Inc. ("NaviSite"), a subsidiary of the Company, agreed to purchase certain equipment, which NaviSite currently leases from CFS, by issuing a note payable in the face amount of
approximately $35.0 million.   CFS and the Company also agreed to loan NaviSite
$20.0 million and $10.0 million, respectively, in cash. In exchange for the cash infusion, NaviSite will issue notes payable in the face amounts of $20.0 million and $10.0 million to CFS and the Company, respectively, making the total notes payable issued by NaviSite to CFS and the Company, approximately $55 million and $10 million, respectively. The notes will require payment of interest only, at 12% per annum, for the first three years from the date of issuance and then repayment of interest and principal, on a straight-line basis, over the next three years until maturity on the sixth anniversary of the date of issuance. At NaviSite's option, it may make interest payments (i) 100% in shares of NaviSite common stock, in the case of the Company and (ii) approximately 16.67% in shares of NaviSite common stock through December 2003, in the case of CFS. Subject to NaviSite stockholder approval, the principal balance may be convertible into NaviSite common stock at the option of the holders at any time prior to or at maturity at a rate of $0.26 per share. If this conversion feature is exercised by CFS, the Company's ownership in NaviSite would drop below 50% and the Company would no longer consolidate NaviSite's financial results which currently represent a substantial portion of its
Infrastructure and Enabling Technologies segment.    The Company also agreed to
convert its $80.0 million in principal amounts of notes receivable from NaviSite into approximately 14.5 million shares of NaviSite common stock. The Company also agreed to convert approximately $16.2 million in other amounts receivable from NaviSite into approximately 9.9 million shares of NaviSite common stock.

     Also as part of the agreement with Compaq and CFS, AltaVista Company ("AltaVista"), a subsidiary of the Company, agreed to purchase certain equipment, which AltaVista currently leases from CFS, for $20.0 million in cash.

      The foregoing description of the agreements by and among the Company, NaviSite, AltaVista and Compaq and its affiliates does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.


Item 7.  Exhibits.
         ---------

       (c)   Exhibits:

Exhibit No.      Description
-----------      -----------

10.1 Transaction Agreement dated as of October 29, 2001 by and among the Company, NaviSite, Inc., AltaVista Company, Compaq Computer Corporation, Compaq Financial Services Corporation, Compaq Financial Services Company, and Compaq Financial Services Canada Corporation.

10.2 Purchase Agreement dated as of October 29, 2001 by and among the Company, Compaq Computer Corporation and B2E Solutions, LLC, relating to the purchase and sale of 34,490,140 Units of B2E Solutions, LLC.

10.3 Note Purchase Agreement dated as of October 29, 2001 by and among the Company, NaviSite, Inc. and Compaq Financial Services Corporation.

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2001                CMGI, Inc.
                                      ----------
                                      (Registrant)



                                      By:  /s/ George A. McMillan
                                      --------------------------------
                                      George A. McMillan
                                      Chief Financial Officer and Treasurer

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                                 EXHIBIT INDEX

Exhibit No.      Description
-----------      -----------


10.1 Transaction Agreement dated as of October 29, 2001 by and among the Company, NaviSite, Inc., AltaVista Company, Compaq Computer Corporation, Compaq Financial Services Corporation, Compaq Financial Services Company, and Compaq Financial Services Canada Corporation.

10.2 Purchase Agreement dated as of October 29, 2001 by and among the Company, Compaq Computer Corporation and B2E Solutions, LLC, relating to the purchase and sale of 34,490,140 Units of B2E Solutions, LLC.

10.3 Note Purchase Agreement dated as of October 29, 2001 by and among the Company, NaviSite, Inc. and Compaq Financial Services Corporation.